UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 30, 2009

CARRIZO OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

1000 Louisiana Street Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On April 30, 2009, Carrizo Oil & Gas, Inc. (the “Company”) entered into a Ninth Amendment (the “Ninth Amendment”) to the Credit Agreement dated as of May 25, 2006 among the Company, certain subsidiaries of the Company, the lenders party thereto and Guaranty Bank, as administrative agent (the “Credit Agreement”).

The Ninth Amendment amends the Credit Agreement to, among other things, (1) increase the Borrowing Base (as such term is defined in the Credit Agreement) from $250,000,000 to $290,000,000 and (2) increase the total commitment of the lenders under the Credit Agreement from $250,000,000 to $255,000,000.

The foregoing description of the Ninth Amendment is not complete and is qualified by reference to the complete document, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

On May 1, 2009, The Royal Bank of Canada increased its commitment under the Credit Agreement from $40,600,000 to $45,000,000, resulting in an increase in the total lender commitments under the Credit Agreement from $255,000,000 to $259,400,000.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2009, at the annual meeting of the shareholders of the Company, the shareholders approved the amendment and restatement of the Incentive Plan of Carrizo Oil & Gas, Inc. (the “Incentive Plan”), which, among other things:

• authorized 1,595,000 additional shares for issuance pursuant to the Incentive Plan;

• modified the performance goals set forth in the Incentive Plan, which meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, necessary for the deductibility of certain performance-based compensation, to more accurately reflect the types of performance goals relevant to, and prevalent in, the Company’s industry;

• adopted fungible share counting ratios for different forms of awards;

● modified the method of share counting to reduce the number of shares available for issuance under the Incentive Plan by the number of shares (1) not issued or delivered as a result of the net settlement of an outstanding stock appreciation right or stock option, (2) used to pay the exercise price or withholding taxes relating to an outstanding award or (3) repurchased on the open market with the proceeds of the option exercise price;

• provided that stock options granted to employees of the Company may not have a term of greater than 10 years from the date of grant;

• provided that the strike price for a stock appreciation right will not be less than the fair market value of a share of the Company’s common stock on the date of grant;

• increased the per share limits on the number of shares that may be issued under the Incentive Plan to one employee during any one-year period (1) in the form of stock options and stock appreciation rights and (2) in the form of shares of common stock or units denominated in shares of common stock;

• increased the grant date value limit on cash and other awards other than stock options, stock appreciation rights, shares of common stock and units denominated in shares of common stock that may be issued to one employee of the Company during any one-year period;

• modified the dividend and dividend equivalent provisions of the Incentive Plan to specify that, unless otherwise provided in an award, dividends and dividend equivalents paid with respect to restricted shares of common stock or restricted units will be held by the Company until the related award vests and, if the related award is forfeited, the dividends and dividend equivalents will also be forfeited; and

• made other administrative, clarifying and updating changes.

The foregoing description of the amendment and restatement of the Incentive Plan is not complete and is qualified by reference to the complete document, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit                                Description

10.1
Ninth Amendment dated as of April 30, 2009 to Credit Agreement dated May 25, 2006 by and among Carrizo Oil & Gas, Inc., as Borrower, Certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Guaranty Bank, as administrative agent.

10.2	Amended and Restated Incentive Plan of Carrizo Oil & Gas, Inc. effective as of April 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:          /s/ Paul F. Boling
Name:     Paul F. Boling
Title:        Vice President and Chief Financial Officer

Date:  May 6, 2009

Exhibit Index

Exhibit                                Description

10.1
Ninth Amendment dated as of April 30, 2009 to Credit Agreement dated May 25, 2006 by and among Carrizo Oil & Gas, Inc., as Borrower, Certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Guaranty Bank, as administrative agent.

10.2	Amended and Restated Incentive Plan of Carrizo Oil & Gas, Inc. effective as of April 30, 2009.